U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON D.C. 20549

FORM 12b-25                                  SEC File Number: 33 - 19139-NY
                                             CUSIP Number: 64107 W107

                     NOTIFICATION OF LATE FILING

                             (Check One):
     [ ] Form 10-KSB  [ ] Form 11-K  [ ] Form 20-F  [X ] Form 10-QSB

     For Period Ended: March 31, 1999
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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I-REGISTRANT INFORMATION
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     Full Name of Registrant       NetAmerica International, Corp.

     Former Name if Applicable     Venture World Ltd.
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     Address of Principal Executive Office, (Street and Number)

          2 Embarcardero Center, Suite 200
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     City, State and Zip Code

          San Francisco, California, 94111





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PART II-RULES 12B-25 (B) AND (C)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ ]  a.   The reasons described in reasonable detail in Part
               III of this form could not be eliminated without unreasonable effort or expense;

     [X]  b.   The subject annual report or semi-annual
               report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  c.   The accountant's statement or other exhibit
               required by Rule 12b-25(c) has been attached if applicable.


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PART III-NARRATIVE
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      The Company accountant needs additional time to complete the complied accounting information to file a complete and accurate statement.


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PART IV-OTHER INFORMATION
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     1. Name and telephone number of person to contact in regard to this notification

          Douglas Cole 925-377-2000

     2.   Have all other periodic reports required under
          section 13 or 15(d) of the Securities Exchange
          Act of 1934 or section 30 of the Investment
          Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                          [X] Yes     [ ] No

     3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                          [X ] Yes     [ ] No

     The Company is now own an operating entity and has operations. Although the Company has had not significant revenues, the Company has had equity funding activity and expenses for the quarter ended March 31, 1999. The financials statements are in the final stages of completion and will be completed with the five day extension period.

                        NetAmerica International, Inc.
               (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 17, 1999  By__/s/Douglas D. Cole__
                      Douglas D. Cole, Chairman of the Board

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.